Exhibit 99.1

Brooklyn Federal Bancorp, Inc. Receives Nasdaq Notices

Contact:	Michael A. Trinidad
Senior Vice President and Chief Financial Officer
(781) 855-8500

Brooklyn, New York – July 5, 2011 Brooklyn Federal Bancorp, Inc. (NASDAQ:BFSB) (the “Company”), the holding company of Brooklyn Federal Savings Bank (the “Bank”), today announced that on June 28, 2011, it received a deficiency letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with the requirements for continued listing under Nasdaq listing Rule 5250(c)(1) (the “Rule”), which requires that Nasdaq listed companies file their required periodic reports with the Securities and Exchange Commission (“SEC”) on a timely basis.  As previously reported, Nasdaq had previously notified the Company of failure to comply with the Rule because it had not filed its Form 10-K for the fiscal year ended September 30, 2010 (the “Form 10-K”), and its Forms 10-Q for the periods ended December 31, 2010 and March 31, 2011 (the “Forms 10-Q”) and had granted the Company an exception to regain compliance until June 27, 2011.  The Company filed the Form 10-K on June 27, 2011, but did not meet this deadline with respect to the Forms 10-Q.  The Nasdaq indicated that, as a result of the failure to meet all of the terms of the extension, the listing of the Company’s common stock would be suspended at the opening of business on July 7, 2011.

Subsequently, the Company filed the Forms 10-Q with the SEC on June 29, 2011.  On June 30, 2011, the Company received a letter from Nasdaq indicating that its common stock would no longer be suspended from trading on the Nasdaq on July 7, 2011 and confirming that the Company now complies with the Rule.  The Nasdaq indicated that the matter is now closed.